EXHIBIT (J)(1)

                          INDEPENDENT AUDITORS' CONSENT


The Shareholders and Board of Trustees of
Money Market Portfolio:

We consent to the incorporation by reference, in this registration statement, of our report dated February 13, 2004, on the statement of assets and liabilities, including the schedule of investments, of the Money Market Portfolio (the "Fund") as of December 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.


                                                                        KPMG LLP


New York, New York
April 29, 2004